Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2014

  1Q14 revenue of $767.2 million up 5% from 1Q13
  1Q14 operating income of $333.0 million up 19% from 1Q13
  1Q14 GAAP EPS of $1.00 up 20% from 1Q13 GAAP EPS of $0.83 and up 3% from 1Q13 non-GAAP EPS of $0.97
  Reaffirming FY 2014 guidance of revenue growth in the high-single-digit percent range and EPS in the range of $3.90 to $4.00

NEW YORK--(BUSINESS WIRE)--April 25, 2014--Moody’s Corporation (NYSE:MCO) today announced results for the first quarter 2014.

SUMMARY OF RESULTS FOR FIRST QUARTER 2014

Moody’s revenue of $767.2 million for the three months ended March 31, 2014 increased 5% from $731.8 million for the first quarter of 2013. Operating expenses for the first quarter of 2014 totaled $434.2 million, a 4% decline from the prior-year period. Operating income for the quarter was $333.0 million, a 19% increase from $280.4 million from the same period last year. Adjusted operating income, defined as operating income before depreciation and amortization, was $356.1 million, a 17% increase from $304.0 million last year. GAAP EPS of $1.00 increased 20% from $0.83 in the first quarter of 2013 and increased 3% from non-GAAP EPS in the prior year period of $0.97, which excluded a litigation settlement charge.

"Moody's results for the first quarter reflected continued strength in Moody's Analytics, as well as modest growth in Moody's Investors Service despite variable market conditions,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are reaffirming our 2014 guidance of high-single-digit percent revenue growth and EPS in the range of $3.90 to $4.00.”

FIRST QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $767.2 million for the first quarter of 2014 was up 5% from the first quarter of 2013. U.S. revenue of $425.6 million and non-U.S. revenue of $341.6 million increased 4% and 6%, respectively, from the first quarter of 2013. Revenue generated outside the U.S. represented 45% of Moody’s total revenue for the quarter, consistent with the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the first quarter of 2014 was $525.8 million, up 1% from the prior-year period. The impact of foreign currency translation on MIS revenue was negligible. U.S. and non-U.S. first quarter 2014 revenue of $315.7 million and $210.1 million, respectively, both increased 1% from the first quarter of 2013.

Within MIS, global corporate finance revenue of $264.4 million in the first quarter of 2014 increased 2% from the prior-year period, reflecting increased U.S. investment grade bond issuance, as well as higher revenue from U.S. and European bank loans, in addition to increased monitoring revenue across all regions. These gains were partially offset by a contraction in global speculative-grade bond issuance. Corporate finance revenue was up 5% in the U.S. compared to the first quarter of 2013, while outside the U.S. revenue decreased 3 percent.

Global structured finance revenue totaled $95.3 million for the first quarter of 2014, reflecting a 2% increase from a year earlier. U.S. structured finance revenue grew 5% from the year-ago period, primarily due to commercial real estate. Despite improving conditions in Europe, non-U.S. structured finance revenue declined 3%, reflecting weakness in Asia.

Global financial institutions revenue of $85.4 million in the first quarter of 2014 declined 1% compared to the prior-year period. U.S. revenue declined 3%, while non-U.S. revenue was flat against the year-ago period.

Global public, project and infrastructure finance revenue was $80.7 million for the first quarter of 2014, a decrease of 3% from the first quarter of 2013. U.S. revenue was down 14% primarily due to weakness in public finance. Non-U.S. revenue was up 19% from the prior-year period reflecting increased infrastructure and public finance revenue across all international regions.

Global revenue for Moody’s Analytics (“MA”) for the first quarter of 2014 was $241.4 million, up 15% from the first quarter of 2013. The impact of foreign currency translation on MA revenue was negligible. MA revenue in the U.S. of $109.9 million and non-U.S. revenue of $131.5 million for the first quarter of 2014 increased 14% and 16%, respectively, from the prior-year period. Excluding the December 2013 acquisition of Amba Investment Services, MA revenue increased 10% from the same period last year.

Revenue from research, data and analytics of $140.9 million increased 9% from the prior-year period, driven by strong performance in credit research and content licensing. Enterprise risk solutions revenue of $59.8 million was up 13% over the prior-year period due to growth in subscription revenue and software maintenance fees. Revenue from professional services of $40.7 million was up 45% from the prior-year period, primarily reflecting the December 2013 acquisition of Amba Investment Services and continued growth in Copal Partners. Excluding Amba Investment Services, professional services revenue increased 7% from the first quarter of 2013.

FIRST QUARTER OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

First quarter 2014 operating expenses for Moody’s Corporation were $434.2 million, 4% less than the prior-year period which included the litigation settlement charge. The impact of foreign currency translation on operating expenses was negligible. Operating income of $333.0 million for the quarter increased 19% from $280.4 million for the same period last year. Excluding the impact of foreign currency translation, operating income grew 17 percent. Moody’s reported operating margin for the first quarter of 2014 was 43.4%, which was up from 38.3% in the first quarter of 2013. Adjusted operating margin of 46.4% for the first quarter of 2014 was up from 41.5% for the same period last year. Both operating income and adjusted operating income for the first quarter of 2013 included the litigation settlement charge.

Moody’s effective tax rate was 28.9% for the first quarter of 2014, compared with 28.5% for the prior-year period. The first quarter 2014 tax rate included a benefit from the resolution of a foreign tax audit, while the first quarter 2013 tax rate included benefits from the litigation settlement charge and the retroactive extension of U.S. tax benefits.

CAPITAL ALLOCATION AND LIQUIDITY

During the first quarter of 2014, Moody’s repurchased 2.5 million shares at a total cost of $201.6 million, and issued 2.9 million shares under our annual employee stock-based compensation plans. Outstanding shares as of March 31, 2014 were 213.7 million, a 4% decline from a year earlier. In the first quarter of 2014, the Board of Directors authorized a new $1 billion share repurchase program which will commence following the completion of the existing program. Including this program, as of March 31, 2014, Moody’s had $1.6 billion of share repurchase authority remaining under its current programs. At quarter-end, Moody’s had $2.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents, restricted cash and short-term investments at quarter-end were $2.0 billion, an increase of $275.3 million from a year earlier. Free cash flow for the first three months of 2014 of $158.1 million decreased $35.9 million from the same period a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2014

Moody's outlook for 2014 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, and, if actual conditions differ, Moody's results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s full-year 2014 EPS guidance range remains $3.90 to $4.00. For Moody’s overall, the Company still expects full-year 2014 revenue to grow in the high-single-digit percent range. Full-year 2014 operating expenses are still projected to increase in the mid-single-digit percent range. Full-year 2014 operating margin is still projected to be 42 to 43 percent and adjusted operating margin for the year is still expected to be 45 to 46 percent. The effective tax rate is still expected to be approximately 33 percent. Full-year 2014 total share repurchases are still expected to be approximately $1 billion, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are still projected to be approximately $90 million. The Company still expects approximately $100 million in depreciation and amortization expense. Growth in compliance and regulatory expense in 2014 is still projected to be less than $5 million. Free cash flow is still expected to be approximately $900 million.

Certain components of Moody’s 2014 revenue guidance have been modified to reflect the Company’s current view of business conditions. For the global MIS business, revenue for full-year 2014 is still expected to increase in the mid-single-digit percent range. Within the U.S., MIS revenue is still expected to increase in the low-single-digit percent range, while non-U.S. revenue is still expected to increase in the low-double-digit percent range. Corporate finance revenue is now projected to grow in the mid-single-digit percent range. Revenue from structured finance is still expected to grow in the low-single-digit percent range. Financial institutions revenue is still expected to grow in the mid-single-digit percent range. Public, project and infrastructure finance revenue is still expected to increase in the high-single-digit percent range.

For MA, full-year 2014 revenue, including the December 2013 acquisition of Amba Investment Services, is still expected to increase in the low-teens percent range. Within the U.S., MA revenue is now expected to increase in the low-double-digit percent range. Non-U.S. revenue is still expected to increase in the high-teens percent range. Excluding Amba Investment Services, revenue for MA is still expected to grow in the high-single-digit percent range. Revenue from research, data and analytics is still projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions is still expected to grow in the low-teens percent range. Professional services revenue, including Amba Investment Services, is now projected to grow in the low-forties percent range. Excluding Amba Investment Services, revenue for professional services is now expected to grow in the high-single-digit percent range.

CONFERENCE CALL

A conference call to discuss first quarter 2014 results will be held this morning, April 25, 2014, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. Eastern Time, May 24, 2014.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, April 25, 2014, until 3:30 p.m. Eastern Time, May 24, 2014. The replay can be accessed from within the United States and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 9186753.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $3.0 billion in 2013, employs approximately 8,500 people worldwide and maintains a presence in 31 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2014 and other forward-looking statements in this release are made as of April 25, 2014, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from the law; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,

	2014	2013
Amounts in millions, except per share amounts

Revenue	$767.2	$731.8

Expenses:
Operating	216.0	200.8
Selling, general and administrative	195.1	227.0
Depreciation and amortization	23.1	23.6
Total expenses	434.2	451.4

Operating income	333.0	280.4
Non-operating (expense) income, net
Interest (expense) income, net	(23.8)	(22.0)
Other non-operating (expense) income, net	2.4	8.8
Total non-operating (expense) income, net	(21.4)	(13.2)
Income before provision for income taxes	311.6	267.2
Provision for income taxes	89.9	76.1
Net income	221.7	191.1
Less: net income attributable to noncontrolling interests	3.7	2.7
Net income attributable to Moody's Corporation	$218.0	$188.4

Earnings per share attributable to Moody's common shareholders
Basic	$1.02	$0.84
Diluted	$1.00	$0.83

Weighted average number of shares outstanding
Basic	214.0	223.3
Diluted	218.5	227.2

Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,

Amounts in millions	2014	2013

Moody's Investors Service
Corporate Finance	$264.4	$258.3
Structured Finance	95.3	93.0
Financial Institutions	85.4	86.5
Public, Project and Infrastructure Finance	80.7	83.4
Intersegment royalty	21.5	18.9
Sub-total MIS	547.3	540.1
Eliminations	(21.5)	(18.9)
Total MIS revenue	525.8	521.2

Moody's Analytics
Research, Data and Analytics	140.9	129.6
Enterprise Risk Solutions	59.8	53.0
Professional Services	40.7	28.0
Intersegment revenue	3.3	2.8
Sub-total MA	244.7	213.4
Eliminations	(3.3)	(2.8)
Total MA revenue	241.4	210.6

Total Moody's Corporation revenue	$767.2	$731.8

Moody's Corporation revenue by geographic area

United States	$425.6	$409.8
International	341.6	322.0

	$767.2	$731.8

Non-operating (expense) income, net

	Three Months Ended
	March 31,

	2014	2013
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(26.1)	$(21.0)
Income	1.6	1.2
UTPs and other tax related liabilities	0.6	(2.2)
Capitalized	0.1	-
Total interest (expense) income, net	$(23.8)	$(22.0)
Other non-operating (expense) income, net:
FX gain	$1.0	$7.4
Joint venture income	1.8	1.7
Other	(0.4)	(0.3)
Other non-operating income (expense), net	2.4	8.8
Total non-operating (expense) income, net	$(21.4)	$(13.2)

Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2014	2013
Amounts in millions

Cash and cash equivalents	$1,792.2	$1,919.5
Restricted cash*	75.4	-
Short-term investments	177.3	186.8
Total current assets	2,945.8	2,968.8
Non-current assets	1,407.6	1,426.3
Total assets	4,353.4	4,395.1
Total current liabilities	1,027.3	1,141.3
Total debt (1)	2,097.5	2,101.8
Other long-term liabilities	728.8	724.1
Total shareholders' equity	393.3	347.9
Redeemable noncontrolling interest**	106.5	80.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	4,353.4	4,395.1

Actual number of shares outstanding	213.7	223.3

* Represents cash held in escrow for the ICRA Limited tender offer
** Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	March 31,	December 31,
(1) Total debt consists of the following:	2014	2013
Series 2005-1 Notes due 2015 (a)	$305.8	$310.3
Series 2007-1 Notes due 2017	300.0	300.0
2010 Senior Notes due 2020 (b)	497.8	497.8
2012 Senior Notes due 2022 (c)	496.6	496.5
2013 Senior Notes due 2024 (d)	497.3	497.2
Total debt	$2,097.5	$2,101.8

(a) Includes a $5.8 million and a $10.3 million fair value adjustment on an interest rate hedge at March 31, 2014 and December 31, 2013, respectively

(b) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(c) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(d) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended March 31,
	2014				2013
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$547.3	$244.7	$(24.8)	$767.2	$540.1	$213.4	$(21.7)	$731.8
Operating, selling, general and administrative	245.7	190.2	(24.8)	411.1	284.3	165.2	(21.7)	427.8
Adjusted operating income	301.6	54.5	-	356.1	255.8	48.2	-	304.0

Depreciation and amortization	11.4	11.7		23.1	11.3	12.3	-	23.6
Operating income	$290.2	$42.8	$-	$333.0	$244.5	$35.9	$-	$280.4
Adjusted operating margin	55.1%	22.3%		46.4%	47.4%	22.6%		41.5%
Operating margin	53.0%	17.5%		43.4%	45.3%	16.8%		38.3%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

	Three Months Ended March 31,
	2014			2013
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	71%	29%	100%	76%	24%	100%
Structured Finance	58%	42%	100%	59%	41%	100%
Financial Institutions	34%	66%	100%	38%	62%	100%
Public, Project and Infrastructure Finance	53%	47%	100%	61%	39%	100%
Total MIS	60%	40%	100%	64%	36%	100%

Moody's Analytics	23%	77%	100%	20%	80%	100%

Total Moody's Corporation	48%	52%	100%	51%	49%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Non-GAAP diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impact of a litigation settlement charge in the first quarter of 2013 to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

(amounts in millions)	Three Months Ended March 31,
	2014	2013
Diluted EPS - GAAP	$1.00	$0.83
Impact of litigation settlement charge	-	0.14
Diluted EPS - Non-GAAP	$1.00	$0.97

Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

		Three Months Ended March 31,
(amounts in millions)		2014	2013
Operating income		$333.0	$280.4
Depreciation & amortization		23.1	23.6
Adjusted operating income		$356.1	$304.0
Operating margin		43.4%	38.3%
Adjusted operating margin		46.4%	41.5%

	Full-Year Ended December 31, 2014
Operating margin guidance	42% - 43%
Depreciation and amortization	3%
Adjusted operating margin guidance	45% - 46%

Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Three Months Ended March 31,
(amounts in millions)	2014	2013
Net cash flows from operating activities	$177.2	$202.6
Capital additions	(19.1)	(8.6)
Free cash flow	$158.1	$194.0
Net cash used in investing activities	$(82.2)	$(2.8)
Net cash used in financing activities	$(222.1)	$(156.0)

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com